Exhibit 4.2

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

THIS AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT (this “Amendment”), dated as of March 26, 2012, between ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), amends that certain Preferred Stock Rights Agreement, dated effective as of January 12, 2012, between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among Bausch & Lomb Incorporated, a New York corporation (the “Parent”), Inga Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation, and the outstanding shares of the Company’s Common Stock shall be converted into the right to receive an amount in cash equal to $9.10 per share;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below, approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof, and the Company desires and directs the Rights Agent to so amend the Rights Agreement; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of the first sentence:

“or Bausch & Lomb Incorporated, a New York corporation (the “Parent”), or any Affiliate or Associate thereof, each of which, notwithstanding anything in this Agreement to the contrary, shall not be deemed to be an “Acquiring Person” as a result of (x) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of March 26, 2012, by and among the Parent, Inga Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent, and the Company (as the same may be amended from time to time, the “Merger Agreement”), including the approval, execution and delivery of any amendments thereto, (y) the announcement of the Merger Agreement, or (z) the consummation of any transaction contemplated by the Merger Agreement.”

2. Section 1(q) of the Rights Agreement is hereby amended by restating subclause (i) therein as the following:

“(i) the Close of Business on January 12, 2015,”

3. Section 1(q) of the Rights Agreement is hereby further amended by deleting the word “or” immediately prior to Section 1(q)(iv) and by adding the following clause at the end of Section 1(q):

“or (v) immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) through (v) of this Section 1(q) shall be referred to as the “Final Expiration Date”)”

4. Section 1(r) of the Rights Agreement is hereby deleted in its entirety.

5. Section 1(kk) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the announcement of the Merger Agreement or (iii) the consummation of any transaction contemplated by the Merger Agreement.”

6. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of (A) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (B) the announcement of the Merger Agreement or (C) the consummation of any transaction contemplated by the Merger Agreement.”

7. Section 11(a)(i) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred as a result of (x) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (y) the announcement of the Merger Agreement or (z) the consummation of any transaction contemplated by the Merger Agreement.”

8. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (i) through (iii) of the first sentence of this Section 13(a) shall be deemed to have occurred as a result of (1) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (2) the announcement of the Merger Agreement or (3) the consummation of any transaction contemplated by the Merger Agreement.”

9. A new Section 36 shall be added and shall read as follows:

“Section 36. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.”

10. This Amendment shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement by the Company, Parent and Merger Sub, and all references to this Agreement shall, from and after such time, be deemed to be references to this Agreement as amended by this Amendment. In the event that the Merger Agreement is terminated by the Company or the Parent in accordance with its terms, the provisions of paragraphs 1 through 9 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.

11. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

12. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

14. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

15. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Preferred Stock Rights Agreement to be duly executed as of the day and year first above written.

ISTA Pharmaceuticals, Inc. a Delaware corporation

By:	/s/ Vicente Anido, Jr., Ph.D.
Name: Vicente Anido, Jr., Ph.D.
Title: President and CEO

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Ian Yewer
Name: Ian Yewer
Title: Branch President